Exhibit 4.3
ALON USA ENERGY, INC.

CERTIFICATE OF DESIGNATIONS
FOR
8.75% SERIES A CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

     The undersigned, being the Secretary of Alon USA Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) of the DGCL, does hereby certify that:
     Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors, on August 4, 2010, in accordance with Section 151(g) of the DGCL, duly adopted the following resolution establishing a series of 4,000,000 shares of the Corporation’s preferred stock, par value $0.01 per share (the “Preferred Stock”), to be designated as its 8.75% Series A Convertible Preferred Stock:
     RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors hereby establishes a series of 8.75% Series A Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:
8.75% SERIES A CONVERTIBLE PREFERRED STOCK
     Section 1. Designation; Number of Shares. The shares of such series shall be designated as “8.75% Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”), and the number of shares constituting the Convertible Preferred Stock shall be 4,000,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to Section 151(g) of the DGCL, or any successor provision, and by the filing of a certificate of decrease with the Secretary of State of the State of Delaware; provided, that no such decrease shall reduce the number of authorized shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Convertible Preferred Stock.
     Section 2. Stated and Par Values. Each share of Convertible Preferred Stock shall have a stated value equal to $10.00, as adjusted for any stock dividends, splits, combinations or other similar recapitalization with respect to the shares of Convertible Preferred Stock as and to the extent that the Board of Directors may determine in good faith to be appropriate and equitable in order to prevent dilution or enlargement of the rights associated with the Convertible Preferred Stock (as so adjusted, if applicable, the “Stated Value”), and a par value equal to $0.01 per share.
     Section 3. Rank. The Convertible Preferred Stock shall rank senior to all of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), now outstanding or hereafter issued, both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

     Section 4. Dividends and Distributions.
     (a) The holders of shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate of 8.75% per annum on the Stated Value of the Convertible Preferred Stock, and no more. Such dividends shall be fully cumulative, shall accumulate without interest from the date of original issuance of the Convertible Preferred Stock and shall be payable quarterly in arrears. At the election of the Corporation, the dividends may be paid in the form of (i) cash; (ii) shares of Common Stock; or (iii) a combination of cash and shares of Common Stock; provided that if the Corporation elects to pay all or any portion of such dividend in shares of Common Stock, no fractional shares of Common Stock shall be issued in payment of any such dividend, and the Corporation shall pay cash in lieu of any fraction of a share of Common Stock that would otherwise be issuable in payment of such dividend in accordance with Section 9. If and to the extent declared, such dividends shall be payable on the last calendar day of each March, June, September and December, commencing on the last calendar day of the first March, June, September or December of the first full fiscal quarter of the Corporation following the date of original issuance of the Convertible Preferred Stock (provided, that if any such date is a Saturday, Sunday or legal holiday in the place where such dividend is to be paid, then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday), to holders of record as they appear on the stock books of the Corporation at the close of business on such record dates as shall be fixed by the Board of Directors for such purpose (the “Dividend Record Date”). No Dividend Record Date shall be more than 60 days or less than 10 days prior to the related dividend payment date.
     (b) If the Corporation elects to pay all or any portion of any such dividend on the Convertible Preferred Stock in shares of Common Stock, the number of shares of Common Stock to be delivered as such payment, prior to the elimination of any fractional shares, shall be calculated by dividing the dollar amount of the dividend or a portion thereof to be paid in shares of Common Stock by the product of (i) 3.0% and (ii) the quotient obtained by dividing (A) the Volume Weighted Closing Price (as defined in the next sentence) of the Common Stock over the 20 consecutive trading days immediately preceding the fifth trading day immediately preceding the Dividend Record Date by (B) the total number of shares of Common Stock traded on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, on the principal inter-dealer quotation system on which the Common Stock is quoted (the “Total Trading Volume”) over the 20 consecutive trading days immediately preceding the fifth trading day immediately preceding the Dividend Record Date. The “Volume Weighted Closing Price” for each trading day shall be the product of (i) the total number of shares of Common Stock traded on that day on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, on the principal inter-dealer quotation system on which the Common Stock is quoted and (ii) the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and ask prices regular way on such trading day, in either case as reported by the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the bid and ask prices for such day on the principal inter-dealer quotation system on which the Common Stock is quoted, or, if the Common Stock is not quoted on any such inter-dealer quotation system, the average of the bid and ask prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or, if no such bid and ask prices can be obtained from any such firm, the fair market value of one share of Common Stock on such day as determined in good faith by the Board of Directors.
     (c) No dividends or other distributions in respect of shares of Common Stock, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to payment of dividends to the Convertible Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as “Junior Dividend Stock”), shall be paid or declared and set apart for payment on any shares of Junior Dividend Stock unless and until all accumulated, accrued and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment.

     (d) If at any time any dividend on any capital stock of the Corporation ranking senior as to payment of dividends to the Convertible Preferred Stock (such capital stock being referred to herein as “Senior Dividend Stock”) shall be in arrears, in whole or in part, no dividends or other distributions shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accumulated, accrued and unpaid dividends on the Senior Dividend Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment.
     (e) No full dividends or other distributions shall be paid or declared and set apart for payment on any capital stock of the Corporation ranking, as to payment of dividends, on a parity with the Convertible Preferred Stock (such capital stock being referred to herein as “Parity Dividend Stock”) for any period unless and until full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends or other distributions shall be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless and until full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Preferred Stock and any Parity Dividend Stock, all dividends or other distributions paid or declared and set apart for payment upon shares of Convertible Preferred Stock and Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends or other distributions paid or declared and set apart for payment per share on the Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accumulated, accrued and unpaid dividends per share on the shares of Convertible Preferred Stock and Parity Dividend Stock bear to each other.
     (f) Any reference to “distribution” contained in this Section 4 shall not be deemed to include any distribution made in connection with a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
     Section 5. Liquidation Preference.
     (a) In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount equal to the dividends accumulated, accrued and unpaid thereon, if any, whether or not declared, to the date of final distribution to such holders, without interest, plus the Stated Value, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other capital stock of the Corporation ranking junior as to liquidation rights to the Convertible Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as “Junior Liquidation Stock”); provided, that such rights shall accrue to the holders of Convertible Preferred Stock only if the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Convertible Preferred Stock (such capital stock being referred to herein as “Senior Liquidation Stock”) have been, or contemporaneously are, fully satisfied. The entire assets of the Corporation available for distribution after the liquidation preferences of any Senior Liquidation Stock are fully satisfied shall be distributed ratably among the holders of the Convertible Preferred Stock and any other capital stock of the Corporation which ranks on a parity as to liquidation rights with the Convertible Preferred Stock (the “Parity Liquidation Stock”) in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts).
     (b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Convertible Preferred Stock and any Parity Liquidation Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed ratably among the holders of the shares of the Junior Liquidation Stock, after taking into account any applicable preference amounts to which any of them is entitled and otherwise in accordance with the relative preferences and priorities upon liquidation of the holders of such shares of Junior Liquidation Stock.

     (c) Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.
     Section 6. Redemption Option of the Corporation.
     (a) Prior to the third anniversary of the date on which the Convertible Preferred Stock is first issued, the Corporation shall have no right to redeem the Convertible Preferred Stock. From and after the third anniversary of the date on which the Convertible Preferred Stock is first issued, if the 20-day average Volume Weighted Closing Price of the Common Stock over any period of 30 consecutive trading days equals or exceeds 130% of the Conversion Price (as defined below) then in effect, the Corporation may, at its option, redeem, out of assets lawfully available therefor, some or all of the shares of Convertible Preferred Stock then outstanding (the date such shares are redeemed being the “Redemption Date”) for cash in an amount per share of Convertible Preferred Stock equal to the Stated Value thereof, plus all accumulated, accrued and unpaid dividends thereon, if any, whether or not declared, to the Redemption Date (which dividends may, at the Corporation’s election, be in the form of (i) cash; (ii) shares of Common Stock; or (iii) a combination of cash and shares of Common Stock) (such sum being the “Redemption Price”). If the Corporation elects to pay all or any portion of such dividends in shares of Common Stock, the number of shares of Common Stock to be delivered as such payment, prior to the elimination of any fractional shares, shall be calculated by dividing the dollar amount of the dividend or a portion thereof to be paid in shares of Common Stock by the product of (i) 3.0% and (ii) the quotient obtained by dividing (A) the Volume Weighted Closing Price of the Common Stock over the 20 consecutive trading days immediately preceding the fifth trading day immediately preceding the Redemption Record Date (as defined below) by (B) the Total Trading Volume over the 20 consecutive trading days immediately preceding the fifth trading day immediately preceding the Redemption Record Date.
     (b) In case of the redemption of less than all of the then outstanding shares of Convertible Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine in good faith to be equitable, the shares to be redeemed, or shall effect such redemption pro rata.
     (c) In the event of a redemption of shares of the Convertible Preferred Stock pursuant to this Section 6, the Corporation shall deliver written notice (the “Redemption Notice”), not more than 60 days nor less than 30 days prior to the redemption date, by first class mail, postage prepaid, to the holders of record of the Convertible Preferred Stock to be redeemed, addressed to such stockholders at their last address as shown on the stock books of the Corporation at the close of business on such date as shall be fixed by the Board of Directors for such purpose (the “Redemption Record Date”). Each such Redemption Notice shall specify (i) the total number of shares of Convertible Preferred Stock to be redeemed by the Corporation, (ii) the Redemption Date, (iii) the Redemption Price, and (iv) instructions for surrendering the certificate or certificates, if any, evidencing the shares of Convertible Preferred Stock to be redeemed. The Redemption Notice shall also state that the Redemption Price will include all accumulated, accrued and unpaid dividends, if any, whether or not declared, to the Redemption Date, and that on and after the Redemption Date, dividends will cease to accumulate on such shares of Convertible Preferred Stock. Notwithstanding the foregoing, if shares of Convertible Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, the Redemption Notice may be given to the holders of Convertible Preferred Stock at such time and in any manner permitted by such facility.
     (d) Any Redemption Notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Convertible Preferred Stock receives such Redemption Notice; and failure so to give such Redemption Notice, or any defect in such Redemption Notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. On or after the Redemption Date as stated in such Redemption Notice, if the interests of the holder of the shares of Convertible Preferred Stock to be redeemed are evidenced by a certificate or certificates, such holder of the shares called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in such Redemption Notice and shall thereupon be entitled to receive payment of the Redemption Price by wire transfer to an account specified by the holder of the shares redeemed. If fewer than all the shares of Convertible Preferred Stock evidenced by any such surrendered certificate or certificates, if any, are redeemed, the Corporation shall, as soon as practicable, issue and deliver to the holder of the Convertible Preferred Stock a Direct Registration System book-entry statement, or, at the option of the

Corporation, a new certificate or certificates, evidencing the shares of Convertible Preferred Stock that are not subject to the redemption. If, on the Redemption Date, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificate or certificates, if any, evidencing any shares so called for redemption shall not have been surrendered, the shares so called for redemption shall cease to be outstanding, the holders thereof shall cease to be stockholders, dividends with respect to such shares shall cease to accumulate and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the Redemption Price without interest) shall terminate.
     (e) For the avoidance of doubt, until the close of business on the business day immediately preceding the Redemption Date, shares of the Convertible Preferred Stock may be converted pursuant to Section 7(a) and shall accrue and accumulate dividends pursuant to Section 3.
     Section 7. Conversion.
     (a) At the Option of the Holder.
          (i) Holders of Convertible Preferred Stock may, at their option, convert any or all of their shares of Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock at any time after issuance of such Convertible Preferred Stock. Each share of Convertible Preferred Stock shall be convertible into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/1000th of a share) equal to the Conversion Rate (as defined below) in effect at the time of such conversion (the “Conversion Time”). The conversion rate at any time shall be equal to the Stated Value in effect at such time divided by the Conversion Price (as defined below) in effect at such time, and shall be subject to adjustment from time to time as provided in Section 8 (such conversion rate, as so adjusted, being referred to herein as the “Conversion Rate”). The “Conversion Price” at any time shall be equal to the Stated Value in effect at such time divided by the Conversion Rate in effect at such time. The initial Conversion Rate shall be 1.344 (which is the quotient obtained by dividing the initial Stated Value of $10 by the initial Conversion Price of $7.44).
          (ii) Upon any such conversion of any share of Convertible Preferred Stock, the holder thereof shall also be entitled to receive a sum equal to all declared and unpaid dividends thereon to the Conversion Time (which dividends may, at the Corporation’s election, be in the form of (A) cash; (B) shares of Common Stock; or (C) a combination of cash and shares of Common Stock). If the Corporation elects to pay all or any portion of such dividends in shares of Common Stock, the number of shares of Common Stock to be delivered as such payment, prior to the elimination of any fractional shares, shall be calculated by dividing the dollar amount of the dividend or a portion thereof to be paid in shares of Common Stock by the product of (A) 3.0% and (B) the quotient obtained by dividing (1) the Volume Weighted Closing Price of the Common Stock over the 20 consecutive trading days immediately preceding the fifth trading day immediately preceding the Conversion Notice Date (as defined below) by (2) the Total Trading Volume over the 20 consecutive trading days immediately preceding the fifth trading day immediately preceding the Conversion Notice Date.
          (iii) To exercise its conversion right pursuant to this Section 7(a), if the interests of the holder of the shares of Convertible Preferred Stock to be converted are evidenced by a certificate or certificates, such holder shall surrender the certificate or certificates evidencing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Convertible Preferred Stock for this purpose) together with a written notice of election to convert, completed and signed, specifying the number of shares to be converted. The date on which the Corporation shall receive such written notice shall be the “Conversion Notice Date.” Unless the shares of Common Stock issuable upon conversion are to be issued in the same name as the name in which such shares of Convertible Preferred Stock are registered, each share of Convertible Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder thereof or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax in accordance with Section 7(c)(i) (or evidence reasonably satisfactory to the Corporation that such tax has been or will be timely paid). If fewer than all the shares of Convertible Preferred Stock evidenced by any such surrendered certificate or certificates, if any, are converted, the Corporation shall, as soon as practicable, issue and deliver to the holder of the Convertible Preferred Stock a Direct Registration System book-entry statement, or, at the option of the Corporation, a new certificate may be issued, evidencing the shares of Convertible Preferred Stock that are not subject to such conversion. Upon the satisfaction of all the foregoing requirements of this Section 7(a)(iii) by the holder of the Convertible Preferred Stock, the holder converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, such shares of Convertible Preferred Stock shall cease to be outstanding, dividends with respect to such shares of Convertible Preferred Stock shall cease to accumulate and all rights whatsoever with respect to such shares (except the right to receive the Common Stock, any declared and unpaid dividends to the date of such conversion and any cash in lieu of fractional shares of Common Stock due in connection with such conversion in accordance with Section 9) shall terminate.
     (b) Mandatory Conversion.
          (i) From and after the third anniversary of the date on which the Convertible Preferred Stock is first issued, if the 20-day average Volume Weighted Closing Price of the Common Stock over any period of 20 consecutive trading days equals or exceeds 130% of the Conversion Price then in effect, the Corporation may, at its option, require that some or all of the shares of Convertible Preferred Stock then outstanding be automatically converted into a number of shares of Common Stock per share of Convertible Preferred Stock so converted equal to the Stated Value in effect at the Mandatory Conversion Time (as defined below) divided by the Conversion Price in effect at the Mandatory Conversion Time. The date and time specified for such automatic conversion is referred to herein as the “Mandatory Conversion Time.”
          (ii) Upon any such conversion of any share of Convertible Preferred Stock, the holder thereof shall also be entitled to receive a sum equal to all declared and unpaid dividends thereon to the Mandatory Conversion Time (which dividends may, at the Corporation’s election, be in the form of (A) cash; (B) shares of Common Stock; or (C) a combination of cash and shares of Common Stock). If the Corporation elects to pay all or any portion of such dividends in shares of Common Stock, the number of shares of Common Stock to be delivered as such payment, prior to the elimination of any fractional shares, shall be calculated by dividing the dollar amount of the dividend or a portion thereof to be paid in shares of Common Stock by the product of (A) 3.0% and (B) the quotient obtained by dividing (1) the Volume Weighted Closing Price of the Common Stock over the 20 consecutive trading days immediately preceding the fifth trading day immediately preceding the Mandatory Conversion Record Date (as defined below) by (2) the Total Trading Volume over the 20 consecutive trading days immediately preceding the fifth trading day immediately preceding the Mandatory Conversion Record Date.
          (iii) In the case of mandatory conversion of less than all of the then outstanding shares of Convertible Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine in good faith to be equitable, the shares to be mandatorily converted or shall affect such mandatory conversion pro rata.
          (iv) In the event of a mandatory conversion of the Convertible Preferred Stock pursuant to this Section 7(b), the Corporation shall deliver written notice (the “Mandatory Conversion Notice”), not more than 60 days nor less than 30 days prior to the Mandatory Conversion Time, by first class mail, postage prepaid, to the holders of record of the Convertible Preferred Stock to be converted, addressed to such stockholders at their last address as shown on the stock books of the Corporation at the close of business on such date as shall be fixed by the Board of Directors for such purpose (the “Mandatory Conversion Record Date”). Each such Mandatory Conversion Notice shall specify (A) the total number of shares of Convertible Preferred Stock that are subject to such mandatory conversion, (B) the Mandatory Conversion Time, (C) the Conversion Rate then in effect, and (D) instructions for surrendering the certificate or certificates, if any, evidencing the shares of Convertible Preferred Stock that are subject to such mandatory conversion. The Mandatory Conversion Notice shall also state that all declared and unpaid dividends on the shares of Convertible Preferred Stock to the date of conversion will be paid at the Mandatory Conversion Time, and that on and after the Mandatory Conversion Time, dividends will cease to accumulate on such shares. Notwithstanding the foregoing, if shares of Convertible Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, the Mandatory Conversion Notice may be given to the holders of Convertible Preferred Stock at such time and in any manner permitted by such facility.
          (v) Any Mandatory Conversion Notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Convertible Preferred Stock receives such Mandatory Conversion Notice; and failure so to give such Mandatory Conversion Notice, or any defect in such

Mandatory Conversion Notice, to the holders of any shares designated for mandatory conversion shall not affect the validity of the proceedings for the mandatory conversion of any other shares of Convertible Preferred Stock.
          (vi) Upon receipt of a Mandatory Conversion Notice, if the interests of the holder of the shares of Convertible Preferred Stock to be converted are evidenced by a certificate or certificates, such holder shall surrender the certificate or certificates evidencing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Convertible Preferred Stock for this purpose). Unless the shares of Common Stock issuable upon conversion are to be issued in the same name as the name in which such shares of Convertible Preferred Stock are registered, each share of Convertible Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder thereof or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax in accordance with Section 7(c)(i) (or evidence reasonably satisfactory to the Corporation that such tax has been or will be timely paid). If fewer than all the shares of Convertible Preferred Stock evidenced by any such surrendered certificate or certificates, if any, are converted, the Corporation shall, as soon as practicable, issue and deliver to the holder of the Convertible Preferred Stock a Direct Registration System book-entry statement, or, at the option of the Corporation, a new certificate or certificates, evidencing the unredeemed shares of Convertible Preferred Stock. At the Mandatory Conversion Time, notwithstanding that the certificate or certificates, if any, evidencing any shares of Convertible Preferred Stock to be converted at the Mandatory Conversion Time shall not have been surrendered, in the manner set forth above, the holder of such shares of Convertible Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, such shares of Convertible Preferred Stock shall cease to be outstanding, dividends with respect to such shares of Convertible Preferred Stock shall cease to accumulate and all rights whatsoever with respect to such shares of Convertible Preferred Stock (except the right to receive the Common Stock, any declared and unpaid dividends to Mandatory Conversion Time and any and cash in lieu of fractional shares of Common Stock due in connection with such conversion in accordance with Section 9) shall terminate.
     (c) Mechanics of Conversion.
          (i) The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion, whether optional or mandatory, of the Convertible Preferred Stock in a name other than that of the holder of the shares of Convertible Preferred Stock being converted, nor shall the Corporation be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
          (ii) Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the first business day on which the requirements of the holder of the shares of Convertible Preferred Stock set forth in Section 7(a)(iii) have been satisfied. Each mandatory conversion shall be deemed to be effective at the Mandatory Conversion Time set forth in the Mandatory Conversion Notice delivered to the holders of Convertible Preferred Stock in accordance with Section 7(b)(iv).
     (d) Reservation of Shares; Compliance with Law; Listing.
          (i) A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the other provisions of this Section 7. If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Convertible Preferred Stock and shall use its best efforts to list such shares of Common stock on each national securities exchange on which the Common Stock is listed.

     Section 8. Adjustments to Conversion Rate. Notwithstanding anything in this Section 8 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 8 since the later of the date of original issuance of the Convertible Preferred Stock and the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 8 and not previously made. Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as follows:
     (a) In case of any consolidation or merger of the Corporation with any other corporation pursuant to which the outstanding shares of Common Stock are converted into other securities or property, any share exchange pursuant to which the outstanding shares of Common Stock are exchanged for other securities or property or any sale or transfer of all or substantially all of the assets of the Corporation, the Corporation shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share of Convertible Preferred Stock into the kind and amount of securities and property receivable upon such consolidation, merger, share exchange, sale or transfer by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, share exchange, sale or transfer. If in connection with any such consolidation, merger, share exchange, sale or transfer, each holder of shares of Common Stock is entitled to elect to receive either securities or other property upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Convertible Preferred Stock the right to elect the securities or other property into which the Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).
     (b) In case the Corporation shall (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine the shares of its outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be adjusted so that the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation that such holder would have owned or have been entitled to receive after the happening of such event had such Convertible Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action). An adjustment pursuant to this Section 8(b) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.
     (c) In case the Corporation shall issue rights or warrants to all holders of the Common Stock entitling such holders on the record date referred to below to subscribe for or purchase Common Stock at a price per share less than the average of the Volume Weighted Closing Price of the Common Stock over the 20 consecutive trading days immediately preceding the fifth trading day immediately preceding such record date (the “Current Market Price”), then in each such case the Conversion Rate in effect on such record date shall be adjusted in accordance with the following formula:
where
C1 =	the adjusted Conversion Rate.

C =	the current Conversion Rate.

O =	the number of shares of Common Stock outstanding on the record date.

N =	the number of additional shares of Common Stock offered.

P =	the offering price per share of the additional shares of Common Stock.

M =	the Current Market Price per share of Common Stock on the record date.
Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. If all of the shares of Common Stock subject to such rights or warrants have not been issued when such rights or warrants expire, then the Conversion Rate shall promptly be readjusted to the Conversion Rate that would be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights or warrants.
     (d) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidence of its indebtedness or assets (including securities, but excluding any rights or warrants to purchase securities of the Corporation referred to in Section 8(c), any dividend or distribution paid in cash out of the retained earnings of the Corporation and any dividend or distribution referred to in
Section 8(b)), then in each such case the Conversion Rate then in effect shall be adjusted in accordance with the following formula:
where
C1 =	the adjusted Conversion Rate.

C =	the current Conversion Rate.

M =	the Current Market Price per share of Common Stock on the record date mentioned below.

F =	the fair market value on the record date of the evidences of indebtedness or assets to be distributed divided by the number of shares of Common Stock outstanding on the record date. The Board of Directors of the Corporation shall determine in good faith such fair market value.
Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution.
     (e) All calculations hereunder shall be made to the nearest cent or to the nearest 1/1000 of a share, as the case may be.
     (f) In the event that at any time, as a result of an adjustment made pursuant to Section 8(a) or Section 8(b), the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities or property other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 8(a) through Section 8(e).
     (g) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to each transfer agent for the Convertible Preferred Stock and the Common Stock, and to the principal securities exchange, if any, on which the Convertible Preferred Stock or the Common Stock is traded, a statement signed by the President or any Vice President of the Corporation and by its Treasurer or its Secretary stating the adjusted Conversion Rate determined as provided in this Section 8. Absent manifest error, any adjustment so evidenced in good faith shall be binding upon all stockholders and upon the Corporation. Whenever the Conversion Rate is adjusted, the Corporation shall give notice by mail at the time of, and together with, the next dividend payment to the holders of record of Convertible Preferred Stock, setting forth the adjustment and the new Conversion Rate and Conversion Price. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

     (h) Whenever the Corporation shall propose to take any of the actions specified in Section 8(a) through Section 8(d) that would result in any adjustment in the Conversion Rate, the Corporation shall cause a notice to be mailed at least 30 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action to the holders of record of the outstanding Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Any notice which is given as herein provided shall be conclusively presumed to have been duly given, whether or not a holder of the Convertible Preferred Stock receives such notice; and failure so to give such notice, or any defect in such notice, to the holders of any shares of Convertible Preferred Stock shall not affect the validity of the transaction.
     (i) Notwithstanding any other provision of this Section 8, no adjustment in the Conversion Rate need be made (A) for an action referred to in Section 8(a) through Section 8(d) if holders of Convertible Preferred Stock are to participate in the action or be entitled to exchange their Common Stock for securities or other property, as the case may be, on such a basis and with such notice as the Board of Directors determines in good faith to be fair to the holders of the Convertible Preferred Stock and appropriate in light of the basis and notice on which holders of Common Stock are to participate in the action or be entitled to exchange their Common Stock for securities or other property, as the case may be or (B) for a change in par value of the Common Stock not involving a subdivision or combination described in Section 8(b)(ii) or
Section 8(b)(iii), respectively.
     Section 9. Fractional Shares. No fractional shares of Common Stock shall be issued as a payment of a dividend on shares of Convertible Preferred Stock or upon the optional or mandatory conversion of shares of Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable to a holder of Convertible Preferred Stock, the Corporation shall pay in cash an amount equal to the product of (a) the Closing Price (as defined in the next sentence) of a share of Common Stock on the fifth trading day immediately preceding the date on which the shares of Common Stock are issued as a payment of a dividend on a share of Convertible Preferred Stock or upon conversion of a share of Convertible Preferred Stock and (b) such fraction of a share. The “Closing Price” for each trading day will be the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and ask prices regular way on such trading day, in either case as reported by the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the bid and ask prices for such day on the principal inter-dealer quotation system on which the Common Stock is quoted, or, if the Common Stock is not quoted on any such inter-dealer quotation system, the average of the bid and ask prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or, if no such bid and ask prices can be obtained from any such firm, the fair market value of one share of our common stock on such day as determined in good faith by the Board of Directors.
     Section 10. Convertible Preferred Stock Not Redeemable or Exchangeable at Option of Holders; No Sinking Fund. The Convertible Preferred Stock shall not be redeemable upon the request of holders thereof or exchangeable for other capital stock or indebtedness of the Corporation or other property upon the request of holders thereof. The shares of Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund. The Convertible Preferred Stock shall not have any stated maturity date.
     Section 11. Voting Rights. The holders of Convertible Preferred Stock shall not have any voting rights except as otherwise from time to time required by law or as set forth in Section 12.
     Section 12. Certain Actions to be Taken by Vote of Holders of Convertible Preferred Stock.
          (a) Without the consent or affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock, voting separately as a class, the Corporation shall not: (i) authorize, create or issue any shares of any other class or series of capital stock ranking senior to the Convertible Preferred Stock as to dividends or upon liquidation; or (ii) amend, alter or repeal any provision of the Certificate of

Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Convertible Preferred Stock. Notwithstanding the foregoing, the authorization, creation or issuance of any shares of any other class or series of capital stock ranking on parity with or junior to the Convertible Preferred Stock as to dividends or upon liquidation shall not require the vote of the outstanding shares of Convertible Preferred Stock.
          (b) If at any time dividends on the Convertible Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon (whether or not consecutive), the occurrence of such contingency shall mark the beginning of a period (herein called a “Default Period ”), which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of the Convertible Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each Default Period, all the holders of shares of Convertible Preferred Stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable during a Default Period (the “Voting Rights Class”), shall be entitled at the next annual or special meeting of stockholders of the Corporation to elect two additional directors to the Board of Directors of the Corporation. Upon the election of any such additional directors, as permitted by the Certificate of Incorporation and the Bylaws of the Corporation, the number of directors that comprise the Board of Directors shall automatically be increased by such number of additional directors.
               (i) During any Default Period, such voting rights may be exercised initially at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at an annual meeting of stockholders. Immediately upon the expiration of a Default Period, (A) the right of the holders of Convertible Preferred Stock as a class to elect directors shall cease, (B) the term of any directors elected by the holders of Convertible Preferred Stock as a class shall terminate, and (C) the number of directors shall be such number as may be provided for in the Certificate of Incorporation or Bylaws of the Corporation irrespective of any increase made pursuant to the provisions of Section 12(b) (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or Bylaws of the Corporation). Any vacancies in the Board of Directors effected by the provisions of clauses (B) and (C) in the preceding sentence may be filled by a majority of the remaining directors.
               (ii) At any time during the Default Period, the Chairman, the President, or the Secretary of the Corporation may call, and, upon written request of the record holders of shares representing at least ten percent (10%) of the voting power of the shares then outstanding of the Voting Rights Class, addressed to the Secretary of the Corporation, shall call a special meeting of the holders of shares of the Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 12(b)(ii), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 12(b) shall be held at such annual meeting of stockholders.
               (iii) At any meeting held for the purpose of electing directors at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing a majority in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares constituting a majority of the shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.
               (iv) Any director elected pursuant to the voting rights created under this Section 12(b) shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 12(b)(i)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 12, or, if no such special meeting is called, at the next annual meeting of stockholders.

          (c) In exercising the voting rights set forth in this Section 12, each share of Convertible Preferred Stock shall be entitled to one vote.
          (d) The voting rights set forth in this Section 12 shall not apply if, at or prior to the time the act with respect to which such vote would otherwise be required, all outstanding shares of the Convertible Preferred Stock shall have been (i) redeemed or called for redemption in accordance with Section 6, (ii) converted into Common Stock by the holders of Convertible Preferred Stock in accordance with Section 7, or (iii) converted into Common Stock or called for conversion by the Corporation in accordance with Section 7.
     Section 13. Outstanding Shares. For purposes of this Certificate of Designations, any shares of Convertible Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation shall be deemed not to be outstanding.
     Section 14. Status of Convertible Preferred Stock Upon Retirement. Shares of Convertible Preferred Stock that are redeemed by the Corporation pursuant to Section 6 or converted pursuant to Section 7 shall be retired pursuant to Section 243 of the DGCL, or any successor provision, and thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series. Upon the redemption by the Corporation pursuant to Section 6 or conversion pursuant to Section 7 of all outstanding shares of Convertible Preferred Stock, all provisions of this Certificate of Designations shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to the Section 151(g) of the DGCL, or any successor provision, and without shareholder action, to cause this Certificate of Designations to be eliminated from the Corporation’s Articles of Incorporation.
     Section 15. Certificated Convertible Preferred Stock.
     (a) Each holder of Convertible Preferred Stock may request that the Corporation, and the Corporation may at any time at its option, issue one or more physical certificated shares of Convertible Preferred Stock, evidencing such holder’s ownership of shares of Convertible Preferred Stock.
     (b) If any Convertible Preferred Stock certificate so issued shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a Direct Registration System book-entry statement, or, at the Corporation’s option, a new Convertible Preferred Stock certificate of like tenor, evidencing an equivalent amount of Convertible Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.
     Section 16. Certain Other Provisions.
     (a) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     (b) This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Alon USA Energy, Inc. has caused this certificate to be signed by Sarah B. Campbell, Secretary, this                      day of                     , 2010.

ALON USA ENERGY, INC.

By:
Name: Sarah B. Campbell
Title: Secretary